Exhibit 99.1

Moody's Corporation Reports Results for First Quarter 2016

  1Q16 revenue of $816.1 million down 6% from 1Q15
  1Q16 EPS of $0.93 down 16% from 1Q15
  FY 2016 EPS guidance now $4.55 to $4.65, including $0.02 dilution from the acquisition of GGY

NEW YORK--(BUSINESS WIRE)--April 29, 2016--Moody’s Corporation (NYSE:MCO) today announced results for the first quarter of 2016 and updated its outlook for full year 2016.

“Reduced global bond issuance in the first quarter weighed on Moody’s financial performance despite strong results at Moody’s Analytics, which is not sensitive to debt issuance activity,” said Raymond McDaniel, President and Chief Executive Officer of Moody’s. “Given market conditions, we have scaled back our revenue and earnings expectations for full year 2016, and are managing our cost base accordingly.”

FIRST QUARTER 2016 HIGHLIGHTS

Moody’s Corporation reported revenue of $816.1 million for the three months ended March 31, 2016, down 6% from $865.6 million for the same period of 2015.

Operating expense totaled $512.0 million, up 4% from $494.3 million, and operating income was $304.1 million, down 18% from $371.3 million. Adjusted operating income (operating income before depreciation and amortization) was $334.0 million, down 16% from $399.9 million in the prior-year period. Operating margin for the first quarter of 2016 was 37.3% and adjusted operating margin was 40.9%.

EPS of $0.93 was down 16% from the first quarter of 2015.

MCO FIRST QUARTER 2016 REVENUE DOWN 6%

Moody’s Corporation reported global revenue of $816.1 million for the first quarter of 2016, down 6% from the first quarter of 2015. Foreign currency translation unfavorably impacted revenue by 2%.

US revenue was $480.0 million, down 4% from $499.8 million, while non-US revenue was $336.1 million, down 8% from $365.8 million. Revenue generated outside the US constituted 41% of total revenue, versus 42% in the prior-year period.

MIS First Quarter Revenue Down 13%

Global revenue for Moody’s Investors Service (MIS) for the first quarter of 2016 was $525.1 million, down 13% from $602.3 million in the prior-year period. Foreign currency translation unfavorably impacted MIS revenue by 1%. US revenue was $336.0 million, down 10%, while non-US revenue was $189.1 million, down 18%.

Global corporate finance revenue was $240.3 million, down 20% from the prior-year period. This result reflected lower levels of global speculative-grade issuance as well as a decline in the number of investment-grade bond offerings. US corporate finance revenue decreased 10%, while non-US revenue decreased 36%.

Global structured finance revenue totaled $90.6 million, down 11% from a year earlier, as US securitization activity slowed, primarily within the CMBS and CLO markets. US structured finance revenue was down 15%, while non-US revenue was flat.

Global financial institutions revenue was $94.9 million, up 1% compared to the prior-year period. US financial institutions revenue was down 3%, while non-US revenue was up 4%.

Global public, project and infrastructure finance revenue was $91.5 million, down 9% from the prior-year period as US project finance activity and European infrastructure-related issuance fell amid choppy market conditions. US public, project and infrastructure finance revenue was down 6%, while non-US revenue was down 14%.

MA First Quarter Revenue Up 11%

Global revenue for Moody’s Analytics (MA) for the first quarter of 2016 was $291.0 million, up 11% from the first quarter of 2015. Foreign currency translation unfavorably impacted MA revenue by 2%. MA’s US revenue was $144.0 million, up 12%, and its non-US revenue was $147.0 million, up 9%.

Global revenue from research, data and analytics (RD&A) was $164.9 million, up 10% from the prior-year period. Growth was mainly due to strong new sales of research and data as well as record customer retention. US RD&A revenue was up 14%, while non-US revenue was up 5%.

Global enterprise risk solutions (ERS) revenue of $89.5 million was up 16%, primarily from accelerated project deliveries. US ERS revenue was up 14%, while non-US revenue was up 17%.

Global revenue from professional services of $36.6 million was flat to the prior-year period. US professional services revenue was down 6%, while non-US revenue was up 3%.

FIRST QUARTER 2016 EXPENSE UP 4%

Expenses for the first quarter of 2016 were $512.0 million, up 4% from the prior-year period. The increase was primarily due to higher compensation costs in MA, reflecting additional headcount required to support business growth, as well as Moody’s ongoing technology investments. Expenses in MIS were down slightly compared to the prior-year period. Foreign currency translation favorably impacted expense by 2%.

Operating income was $304.1 million, down 18% from $371.3 million. The impact of foreign currency translation on operating income was negligible. Adjusted operating income of $334.0 million was down 16% from the prior-year period. The operating margin was 37.3%, down from 42.9%. The adjusted operating margin was 40.9%, down from 46.2%.

Moody’s effective tax rate was 32.3% for first quarter of 2016, compared with 32.9% for the prior-year period.

2016 CAPITAL ALLOCATION AND LIQUIDITY

$334 Million Returned to Shareholders in First Quarter

During the first quarter of 2016, Moody’s repurchased 2.9 million shares at a total cost of $262.1 million, or an average cost of $89.83 per share, and issued 1.6 million shares under its annual employee stock-based compensation plans. Moody’s also paid $72.1 million in dividends during the quarter.

Outstanding shares as of March 31, 2016 totaled 194.3 million, down 4% from the prior year. As of March 31, 2016, Moody’s had $1.2 billion of share repurchase authority remaining.

At quarter-end, Moody’s had $3.4 billion of outstanding debt and $1.0 billion of additional debt capacity available under its revolving credit facility. Total cash, cash equivalents and short-term investments at quarter-end were $2.1 billion. Free cash flow in the first three months of 2016 was $211.0 million, down 13% from the first three months of 2015, primarily due to the year-over-year decline in net income and changes in working capital.

ASSUMPTIONS AND OUTLOOK FOR FULL YEAR 2016

Moody’s outlook for 2016 is based on assumptions about many macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, mergers and acquisitions, consumer borrowing and securitization and the amount of debt issued. These assumptions are subject to uncertainty, and results for the year could differ materially from our current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast reflects exchange rates for the British pound (£) of $1.44 to £1 and for the euro (€) of $1.14 to €1.

MCO Full Year 2016 Outlook

Moody’s full year 2016 revenue is now expected to increase in the low-single-digit percent range.

In response to this revised revenue outlook, Moody’s has reduced its projected base business spending for the year by approximately $50 million through expense management actions and reduced incentive compensation. These savings allow the Company to maintain guidance for operating expenses to increase in the mid-single-digit percent range despite the addition of GGY’s operating expenses and the negative impact of foreign currency translation.

Moody’s now projects an operating margin of approximately 41%, while adjusted operating margin is still expected to be approximately 45%. The effective tax rate is still expected to be 32% to 32.5%.

The Company now expects 2016 EPS of $4.55 to $4.65, inclusive of $0.02 dilution from the March 2016 acquisition of GGY.

Free cash flow is now expected to be approximately $1 billion. Moody’s still expects share repurchases to be approximately $1 billion, subject to available cash, market conditions and other ongoing capital allocation decisions. Capital expenditures are now expected to be approximately $125 million. Depreciation and amortization expense is still expected to be approximately $130 million.

MIS Full Year 2016 Outlook

For MIS, Moody’s now expects 2016 revenue to be approximately flat. US revenue is now expected to decrease in the low-single-digit percent range, while non-US revenue is now expected to increase in the low-single-digit percent range.

Corporate finance revenue is now expected to decrease in the low-single-digit percent range.

Structured finance revenue is now expected to decrease in the mid-single-digit percent range as a result of continued challenges to US securitization activity.

Financial institutions revenue is still expected to increase in the mid-single-digit percent range.

Public, project and infrastructure finance revenue is now also expected to increase in the mid-single-digit percent range.

MA Full Year 2016 Outlook

For MA, 2016 revenue is now expected to increase in the high-single-digit percent range. US revenue is now expected to increase in the low-double-digit percent range, while non-US revenue is now expected to increase in the mid-single-digit percent range.

Research, data and analytics revenue is now expected to increase in the high-single-digit percent range.

Enterprise risk solutions revenue is now expected to increase in the high-single-digit percent range, including revenue associated with the March 2016 acquisition of GGY.

Professional services revenue is still expected to decrease in the low-single-digit percent range.

CONFERENCE CALL

Moody’s will hold a conference call to discuss its first quarter of 2016 results and its updated 2016 outlook on April 29, 2016 at 11:30 a.m. EST. Individuals within the US and Canada can access the call by dialing +1-877-400-0505. Other callers should dial +1-719-234-7477. Please dial into the call by 11:20 a.m. EST. The passcode for the call is “Moody’s Corporation.”

The teleconference will also be webcast with an accompanying slide presentation which can be accessed through Moody's Investor Relations website, http://ir.moodys.com under “Events & Presentations”. The webcast will be available until 3:30 p.m. EST on May 28, 2016.

A replay of the teleconference will be available from 3:30 p.m. EST, April 29, 2016 until 3:30 p.m. EST, May 28, 2016. The replay can be accessed from within the United States and Canada by dialing +1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 2495047.

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ABOUT MOODY'S CORPORATION

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The corporation, which reported revenue of $3.5 billion in 2015, employs approximately 10,800 people worldwide and maintains a presence in 36 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2016 and other forward-looking statements in this release are made as of April 29, 2016, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including credit quality concerns, changes in interest rates and other volatility in the financial markets; the level of merger and acquisition activity in the US and abroad; the uncertain effectiveness and possible collateral consequences of US and foreign government initiatives to respond to the current world-wide credit market disruptions and economic slowdown; concerns in the marketplace affecting Moody’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the level of success of new product development and global expansion; the impact of regulation as an NRSRO, the potential for new US, state and local legislation and regulations, including provisions in the Financial Reform Act and regulations resulting from that Act; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to Moody’s rating opinions, as well as any other litigation, government and regulatory proceedings, investigations and inquiries to which the Company may be subject from time to time; provisions in the Financial Reform Act legislation modifying the pleading standards, and EU regulations modifying the liability standards, applicable to credit rating agencies in a manner adverse to credit rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services; the possible loss of key employees; failures or malfunctions of Moody’s operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those Legacy Tax Matters and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; exposure to potential criminal sanctions or civil remedies if the Company fails to comply with foreign and US laws and regulations that are applicable in the jurisdictions in which the Company operates, including sanctions laws, anti-corruption laws and local laws prohibiting corrupt payments to government officials; the impact of mergers, acquisitions or other business combinations and the ability of the Company to successfully integrate acquired businesses; currency and foreign exchange volatility; the level of future cash flows; the levels of capital investments; and a decline in the demand for credit risk management tools by financial institutions; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2015 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Table 1 - Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 31,

	2016	2015
Amounts in millions, except per share amounts

Revenue	$816.1	$865.6

Expenses:
Operating	249.2	244.4
Selling, general and administrative	232.9	221.3
Depreciation and amortization	29.9	28.6
Total expenses	512.0	494.3

Operating income	304.1	371.3
Non-operating (expense) income, net
Interest expense, net	(34.1)	(29.3)
Other non-operating income, net	5.6	2.5
Total non-operating expense, net	(28.5)	(26.8)
Income before provision for income taxes	275.6	344.5
Provision for income taxes	89.0	113.2
Net income	186.6	231.3
Less: net income attributable to noncontrolling interests	2.2	1.2
Net income attributable to Moody's Corporation	$184.4	$230.1

Earnings per share attributable to Moody's common shareholders
Basic	$0.95	$1.14
Diluted	$0.93	$1.11

Weighted average number of shares outstanding
Basic	195.0	202.7
Diluted	197.9	206.5

Table 2- Supplemental Revenue Information (Unaudited)

	Three Months Ended
	March 31,

Amounts in millions	2016	2015

Moody's Investors Service
Corporate Finance	$240.3	$298.7
Structured Finance	90.6	101.3
Financial Institutions	94.9	93.8
Public, Project and Infrastructure Finance	91.5	100.7
MIS Other	7.8	7.8
Intersegment royalty	24.0	22.3
Sub-total MIS	549.1	624.6
Eliminations	(24.0)	(22.3)
Total MIS revenue	525.1	602.3

Moody's Analytics
Research, Data and Analytics	164.9	149.6
Enterprise Risk Solutions	89.5	77.1
Professional Services	36.6	36.6
Intersegment revenue	2.8	3.3
Sub-total MA	293.8	266.6
Eliminations	(2.8)	(3.3)
Total MA revenue	291.0	263.3

Total Moody's Corporation revenue	$816.1	$865.6

Moody's Corporation revenue by geographic area

United States	$480.0	$499.8
International	336.1	365.8

	$816.1	$865.6

Table 3 - Selected Consolidated Balance Sheet Data (Unaudited)

	March 31,	December 31,
	2016	2015*
Amounts in millions

Cash and cash equivalents	$1,576.1	$1,757.4
Short-term investments	490.6	474.8
Total current assets	3,085.3	3,243.1
Non-current assets	2,029.6	1,859.9
Total assets	5,114.9	5,103.0
Total current liabilities	1,151.9	1,218.5
Total debt	3,428.6	3,380.6
Other long-term liabilities	885.9	836.9
Total shareholders' (deficit)	(351.5)	(333.0)
Total liabilities and shareholders' equity	5,114.9	5,103.0

Actual number of shares outstanding	194.3	196.1

*In the first quarter of 2016, the Company adopted a new accounting update on a retrospective basis which requires debt issuance costs to be presented as a reduction of debt rather than as an asset. Accordingly, the Company reclassified debt issuance costs, which were previously included in non-current assets, as a reduction of total debt.

Table 4 - Selected Consolidated Balance Sheet Data (Unaudited) Continued
Total debt consists of the following:
	March 31,
	2016
	Principal Amount	Fair Value of Interest Rate Swap (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Cost (2)	Carrying Value
Notes Payable:
6.06% Series 2007-1 Notes due 2017	$300.0	$-	$-	$(0.1)	$299.9
5.50% 2010 Senior Notes, due 2020	500.0	22.1	(1.6)	(1.9)	518.6
4.50% 2012 Senior Notes, due 2022	500.0	-	(2.7)	(2.4)	494.9
4.875% 2013 Senior Notes, due 2024	500.0	-	(2.2)	(3.0)	494.8
2.75% 2014 Senior Notes (5-Year), due 2019	450.0	10.2	(0.5)	(2.2)	457.5
5.25% 2014 Senior Notes (30-Year), due 2044	600.0	-	3.4	(6.1)	597.3
1.75% 2015 Senior Notes, due 2027	569.8	-	-	(4.2)	565.6
Total long-term debt	$3,419.8	$32.3	$(3.6)	$(19.9)	$3,428.6

	December 31,
	2015
	Principal Amount	Fair Value of Interest Rate Swap (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Cost (2)	Carrying Value
Notes Payable:
6.06% Series 2007-1 Notes due 2017	$300.0	$-	$-	$(0.2)	$299.8
5.50% 2010 Senior Notes, due 2020	500.0	9.4	(1.6)	(2.0)	505.8
4.50% 2012 Senior Notes, due 2022	500.0	-	(2.8)	(2.5)	494.7
4.875% 2013 Senior Notes, due 2024	500.0	-	(2.3)	(3.1)	494.6
2.75% 2014 Senior Notes (5-Year), due 2019	450.0	2.3	(0.5)	(2.4)	449.4
5.25% 2014 Senior Notes (30-Year), due 2044	600.0	-	3.4	(6.2)	597.2
1.75% 2015 Senior Notes, due 2027	543.1	-	-	(4.0)	539.1
Total long-term debt	$3,393.1	$11.7	$(3.8)	$(20.4)	$3,380.6

(1)	Reflects interest rate swaps on the 2010 Senior Notes and the 2014 Senior Notes (5-Year).

(2)	Pursuant to a new accounting update, unamortized debt issuance costs are presented as a reduction to the carrying value of the debt.

Table 5 - Non-operating (expense) income, net

	Three Months Ended
	March 31,

Amounts in millions	2016	2015
Interest expense, net:
Expense on borrowings	$(34.6)	$(28.3)
Income	2.9	1.9
UTPs and other tax related liabilities	(2.8)	(3.2)
Interest capitalized	0.4	0.3
Total interest expense, net	$(34.1)	$(29.3)
Other non-operating (expense) income, net:
FX gain	$4.0	$-
Joint venture income	1.9	1.9
Other	(0.3)	0.6
Other non-operating income, net	5.6	2.5
Total non-operating expense, net	$(28.5)	$(26.8)

Table 6 - Financial Information by Segment:
The table below presents revenue, adjusted operating income and operating income by reportable segment. The Company defines adjusted operating income as operating income excluding depreciation and amortization.
	Three Months Ended March 31,
	2016				2015
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$549.1	$293.8	$(26.8)	$816.1	$624.6	$266.6	$(25.6)	$865.6
Operating, selling, general and administrative expense	278.6	230.3	(26.8)	482.1	281.3	210.0	(25.6)	465.7
Adjusted operating income	270.5	63.5	-	334.0	343.3	56.6	-	399.9

Depreciation and amortization	17.5	12.4	-	29.9	16.0	12.6	-	28.6
Operating income	$253.0	$51.1	$-	$304.1	$327.3	$44.0	$-	$371.3
Adjusted operating margin	49.3%	21.6%		40.9%	55.0%	21.2%		46.2%
Operating margin	46.1%	17.4%		37.3%	52.4%	16.5%		42.9%

Table 7 - Transaction and Relationship Revenue:
The tables below summarize the split between transaction and relationship revenue. In the MIS segment, excluding MIS Other, transaction revenue represents the initial rating of a new debt issuance as well as other one-time fees while relationship revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes and shelf registrations. In MIS Other, transaction revenue represents revenue from professional services and outsourcing engagements and relationship revenue represents subscription based revenues. In the MA segment, relationship revenue represents subscription-based revenues and software maintenance revenue. Transaction revenue in MA represents software license fees and revenue from risk management advisory projects, training and certification services, and outsourced research and analytical engagements.
	Three Months Ended March 31,
	2016			2015
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$151.0	$89.3	$240.3	$213.6	$85.1	$298.7
	63%	37%	100%	72%	28%	100%
Structured Finance	$49.8	$40.8	$90.6	$61.8	$39.5	$101.3
	55%	45%	100%	61%	39%	100%
Financial Institutions	$37.0	$57.9	$94.9	$37.8	$56.0	$93.8
	39%	61%	100%	40%	60%	100%
Public, Project and Infrastructure Finance	$53.8	$37.7	$91.5	$64.4	$36.3	$100.7
	59%	41%	100%	64%	36%	100%
MIS Other	$2.9	$4.9	$7.8	$3.3	$4.5	$7.8
	37%	63%	100%	42%	58%	100%
Total MIS	$294.5	$230.6	$525.1	$380.9	$221.4	$602.3
	56%	44%	100%	63%	37%	100%
Moody's Analytics	$69.3	$221.7	$291.0	$60.6	$202.7	$263.3
	24%	76%	100%	23%	77%	100%
Total Moody's Corporation	$363.8	$452.3	$816.1	$441.5	$424.1	$865.6
	45%	55%	100%	51%	49%	100%

Non-GAAP Financial Measures:
The tables below reflect certain adjusted results that the SEC defines as "non-GAAP financial measures" as well as a reconciliation of each non-GAAP measure to its most directly comparable GAAP measure. Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company's performance, facilitate comparisons to competitors' operating results and to provide greater transparency to investors of supplemental information used by management in its financial and operational decision-making. These non-GAAP measures, as defined by the Company, are not necessarily comparable to similarly defined measures of other companies. Furthermore, these non-GAAP measures should not be viewed in isolation or used as a substitute for other GAAP measures in assessing the operating performance or cash flows of the Company.

Table 8 - Adjusted Operating Income and Adjusted Operating Margin:
The table below reflects a reconciliation of the Company’s operating income and operating margin to adjusted operating income and adjusted operating margin. The Company defines adjusted operating income as operating income excluding depreciation and amortization. The Company presents adjusted operating income because management deems this metric to be a useful measure of assessing the operating performance of Moody’s, measuring the Company's ability to service debt, fund capital expenditures, and expand its business. Adjusted operating income excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. Management believes that the exclusion of this item, detailed in the reconciliation below, allows for a more meaningful comparison of the Company’s results from period to period and across companies. The Company defines adjusted operating margin as adjusted operating income divided by revenue.
	Three Months Ended March 31,
(amounts in millions)	2016	2015
Operating income	$304.1	$371.3
Depreciation & amortization	29.9	28.6
Adjusted operating income	$334.0	$399.9
Operating margin	37.3%	42.9%
Adjusted operating margin	40.9%	46.2%

	Year Ended December 31, 2016
Operating margin guidance	Approximately 41%
Depreciation & amortization	Approximately 4%
Adjusted operating margin guidance	Approximately 45%

Table 9 - Free Cash Flow:

The table below reflects a reconciliation of the Company’s net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital expenditures. Management believes that free cash flow is a useful metric in assessing the Company’s cash flows to service debt, pay dividends and to fund acquisitions and share repurchases. Management deems capital expenditures essential to the Company’s product and service innovations and maintenance of Moody’s operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody’s cash flow.

	Three Months Ended March 31,
(amounts in millions)	2016	2015
Net cash flows from operating activities	$237.3	$261.8
Capital expenditures	(26.3)	(19.0)
Free cash flow	$211.0	$242.8
Net cash used in investing activities	$(108.4)	$(49.3)
Net cash (used in) provided by financing activities	$(339.2)	$123.9

	Year Ended December 31, 2016
Net cash flows from operating activities guidance	Approximately $1.1 billion
Capital expenditures guidance	(Approximately $125 million)
Free cash flow guidance	Approximately $1.0 billion

Table 10 - 2016 Outlook

Moody’s outlook for 2016 is based on assumptions about many macroeconomic and capital market factors, including interest rates, foreign currency exchange rates, corporate profitability and business investment spending, merger and acquisition activity, consumer borrowing and securitization and the amount of debt issued. These assumptions are subject to uncertainty and results for the year could differ materially from our current outlook. Moody’s guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast reflects exchange rates for the British pound (£) of $1.44 to £1 and for the euro (€) of $1.14 to €1.

Full-year 2016 Moody's Corporation guidance
MOODY'S CORPORATION	Current guidance	Last publicly disclosed guidance on February 5, 2016
Revenue	increase in the low-single-digit percent range	growth in the mid-single-digit percent range
Operating expenses	increase in the mid-single-digit percent range	NC
Depreciation & amortization	Approximately $130 million	NC
Operating margin	Approximately 41%	Approximately 42%
Adjusted operating margin	Approximately 45%	NC
Effective tax rate	32% - 32.5%	NC
EPS	$4.55 to $4.65	$4.75 to $4.85
Capital expenditures	Approximately $125 million	$125 - $135 million
Free cash flow	Approximately $1 billion	Approximately $1.1 billion
Share repurchases	Approximately $1 billion (subject to available cash, market conditions and other ongoing capital allocation decisions)	NC

Full-year 2016 revenue guidance
MIS	Current guidance	Last publicly disclosed guidance on February 5, 2016
MIS global	Approximately flat	growth in the mid-single-digit percent range
MIS US	decrease in the low-single-digit percent range	growth in the mid-single-digit percent range
MIS non-US	increase in the low-single-digit percent range	growth in the mid-single-digit percent range
CFG	decrease in the low-single-digit percent range	flat
SFG	decrease in the mid-single-digit percent range	growth in the high-single-digit percent range
FIG	increase in the mid-single-digit percent range	NC
PPIF	increase in the mid-single-digit percent range	growth in the high-single-digit percent range
MA
MA global	increase in the high-single-digit percent range	growth in the mid-single-digit percent range
MA US	increase in the low-double-digit percent range	growth in the high-single-digit percent range
MA non-US	increase in the mid-single-digit percent range	flat
RD&A	increase in the high-single-digit percent range	growth in the mid-single-digit percent range
ERS	increase in the high-single-digit percent range	growth in the low-single-digit percent range
PS	decrease in the low-single-digit percent range	NC
NC- There is no difference between the Company's current guidance and the last publicly disclosed guidance for this item.

CONTACT:
Salli Schwartz
Global Head of Investor Relations and
Communications
212.553.4862
sallilyn.schwartz@moodys.com
or
Katerina Soumilova
Assistant Vice President
Corporate Communications
212.553.1177
katerina.soumilova@moodys.com